Exhibit 10

                                 LAW OFFICES OF
                             DECHERT PRICE & RHOADS

                          TEN POST OFFICE SQUARE SOUTH
                             BOSTON, MA 02109-4603

                           TELEPHONE: (617) 728-7100
                              FAX: (617) 426-6567



                                                     January 30, 1996

Scudder Equity Trust
Two International Place
Boston, MA 02110

     Re: Post-Effective Amendment No. 23 to Registration Statement on Form N-1A (File No. 2-78724 (the "Registration Statement")
          -----------------------------------------------------------------

Gentlemen:

     Scudder Equity Trust (the "Trust") is a trust created under a written Declaration of Trust dated October 16, 1985, and executed and delivered in Boston, Massachusetts. The Declaration of Trust was most recently amended by an Amended and Restated Declaration of Trust dated March 17, 1988 (as amended, the "Declaration of Trust"). The beneficial interest thereunder is represented by transferable shares with a par value $.01 per share ("Shares"). The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

     We are of the opinion that the legal requirements have been complied with in the creation of the Trust and that said Declaration of Trust is legal and valid.

     Under Article V, Section 5.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time, to issue Shares for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under Article V, Section 5.1, it is provided that the number of Shares authorized to be issued under the Declaration of Trust is unlimited. Under Article V, Section 5.11, the Trustees may authorize the division of Shares into two or more series. By written instrument dated December 15, 1986, the Trustees divided the Shares into two series, designated Scudder Capital Growth Fund and Scudder Equity Income Fund. By written instrument dated December 12, 1991, the Trustees abolished and dissolved the Scudder Equity Income Fund series. By written instrument dated October 6, 1992, the Trustees established and designated an additional series, Scudder Value Fund.
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Scudder Equity Trust
January 30, 1996
Page 2


     By votes adopted on December 5 and 6, 1994 and December 5 and 6, 1995 the Trustees of the Trust authorized the President, or any Vice President, the Secretary, and the Treasurer, from time to time, to determine the appropriate number of Shares to be registered, and to register with the Securities and Exchange Commission, and to issue and sell to the public, such Shares.

     We understand that you are about to register under the Securities Act of 1933, 4,431,117 Shares by Post-Effective Amendment No. 23 to the Registration Statement.

     We are of the opinion that all necessary Trust action precedent to the issue of said 4,431,117 Shares, comprising the Shares covered by Post-Effective Amendment No. 23 to the Registration Statement, has been duly taken, and that all such Shares may be legally and validly issued for cash, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration for such Shares in accordance with the terms in the Registration Statement, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities.

     We consent to your filing this opinion with the Securities and Exchange Commission as an Exhibit to Post-Effective Amendment No. 23 to the Registration Statement.

                                                     Very truly yours,


                                                     /s/Dechert Price & Rhoads